Delisting Determination, The Nasdaq Stock Market, LLC, September 20, 2024. Selina Hospitality PLC.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Selina Hospitality PLC, effective at the opening of the trading session on September 30, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on April 17, 2024. On April 24, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On May 20, 2024, the Company received an additional delist determination for its failure to maintain compliance with Listing
Rule 5250(c)(1).
On July 25, 2024, upon review of the information provided by the Company, the Panel denied the Company request to remain listed in the Exchange and Panel determined to delist the Company.
The Company securities were suspended on July 29, 2024.
The Company did not appeal the delist decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on September 9, 2024.